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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF EXCHANGE


         THIS AGREEMENT AND PLAN OF EXCHANGE (the "Agreement") dated as of April ____, 1998, is made by and among AMERICAN AIRCARRIERS SUPPORT, INC., a South Carolina corporation ("AASI"), the Shareholders of American Aircarriers Support, Inc. (the "Shareholders") and AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, a Delaware corporation (the "Corporation").
         WHEREAS, AASI and the Corporation desire to have all of the outstanding shares of Common Stock of AASI acquired by the Corporation pursuant to the terms of an agreement and plan of exchange; and

         WHEREAS, AASI,the Corporation and the Shareholders wish to provide in this Agreement for the terms and conditions upon which such a transaction would be consummated.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                          THE EXCHANGE RELATED MATTERS

         SECTION 1.1  THE EXCHANGE.

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), each share of Common Stock of AASI (the "AASI Shares") shall be exchanged for 41,000 shares of Common Stock of the Corporation (the "Corporation Shares"). After the Effective Time, the separate existence of AASI shall thereupon cease, and the Corporation shall continue as the Corporation under the laws of the State of Delaware under the name of "American Aircarriers Support, Incorporated," and the Shareholders of AASI shall become shareholders of the Corporation.

         (b) The issuance of Corporation Shares in exchange for the AASI Shares (the "Exchange") shall become effective upon the Corporation's receipt of executed Letters of Transmittal by all the Shareholders. The date and time when the Exchange shall become effective is hereinafter referred to as the "Effective Time." The Corporation shall allocate the Corporation Shares issued hereunder 75% to Karl F. Brown and 25% to Herman O. Brown, Jr.

         (c) At the Effective Time, the Corporation shall thereupon and thereafter possess all the rights, privileges, powers, disabilities and duties of AASI; and be subject to all the debts, obligations, restrictions, disabilities and duties of AASI; and all the rights, privileges, powers, franchises, property and other things in action or belonging to AASI shall be vested in the Corporation; and title to any real estate, vested by deed or otherwise in AASI, shall not revert or be in any way impaired by reason of the Exchange; and all rights of creditors and liens upon any property of AASI shall be preserved unimpaired, and all debts, liabilities and duties of AASI shall thenceforth attach to the Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.




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         SECTION 1.2  DELIVERY OF THE LETTERS OF TRANSMITTAL.

         (a) At the Closing (as defined in Section 9.2), each Shareholder of AASI shall provide an executed Letter of Transmittal representing the consent of each Shareholder to the exchange of AASI Shares for Corporation Shares which shall be issued at the rate of 41,000 Corporation Shares for each AASI Share. Until provided to the Corporation, each Letter of Transmittal shall be deemed for all purposes to evidence only the right to receive Corporation Shares in accordance with this Agreement.

         (b) If any Corporation Shares are to be delivered to a person other than the person in whose name the Letter of Transmittal is provided in exchange therefore is registered, it shall be a condition of the delivery thereof that the certificate be properly endorsed and otherwise in proper form for transfer.

         SECTION 1.3 CERTIFICATE AND ARTICLES OF INCORPORATION. The Certificate of Incorporation of the Corporation and the Articles of Incorporation of AASI, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of the Corporation and the Articles of Incorporation of AASI, respectively, until the same are amended and changed as provided by law.

         SECTION 1.4 BY-LAWS. The By-Laws of the Corporation and AASI, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Corporation and AASI, respectively, until the same are amended and changed as provided by law.

                                   ARTICLE II

                  REPRESENTATION AND WARRANTIES OF CORPORATION

         The Corporation hereby represents and warrants to AASI as follows:

         SECTION 2.1 ORGANIZATION AND QUALIFICATION. The Corporation is an corporation duly organized, validly existing and in good standing under laws of State of Delaware, and has the requisite corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

         SECTION 2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Corporation consists of 20,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share, of which 4,100,000 shares of Common Stock shall be duly authorized, validly issued and outstanding, fully paid and nonassessable as of the Effective Time. The Corporation has reserved 350,000 shares of Common Stock for issuance upon exercise of options granted under its 1998 Omnibus Stock Option Plan, of which options to purchase 258,600 shares were outstanding as of March 20, 1998. In addition, the Representative of the Underwriters will receive warrants to purchase 200,000 shares of Common Stock during a period of four years commencing one year from the date of the Corporation's Registration Statement. The Corporation has further reserved 300,000 shares of Common Stock for issuance upon exercise of the Underwriters' over-allotment option.

         SECTION 2.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Corporation has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the

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transactions contemplated hereby. The execution, delivery and performance by the
Corporation of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors and by its sole stockholder, and no other corporate proceedings on the part of the Corporation are necessary to authorize the execution and delivery by the Corporation of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Corporation, and constitutes a legal, valid and binding agreement of the Corporation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 2.4 NON-CONTRAVENTION. The Corporation is not subject to or obligated under any charter, by-law or contract provision, or under any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its execution and performance of this Agreement.

         SECTION 2.5 LITIGATION. There is no claim, suit, action or proceeding pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation which can reasonably be expected to affect materially and adversely the earnings, assets, properties or the financial condition of the Corporation.

         SECTION 2.6 GOVERNMENT APPROVALS. Except the filing of the Articles of Dissolution by AASI in accordance with the laws of the State of South Carolina, no governmental consent, approval, hearing, filing, registration or other action, including the passage of time, is necessary to permit the transactions contemplated by this Agreement to occur and to be valid and binding upon the Corporation.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AASI

         AASI represents and warrants to the Corporation as follows:

         SECTION 3.1 ORGANIZATION AND QUALIFICATION. AASI is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the requisite power to own all of its properties and assets and to carry on its business as it is now being conducted.

         SECTION 3.2 CAPITALIZATION. As of the date hereof, there are 100 shares of Common Stock owned by the Shareholders, all of which are duly authorized, validly owned and fully paid. As of the Closing, there shall be 100 shares of Common Stock owned by the Shareholders, and there shall be no options, warrants or other rights, agreements or commitments obligating AASI to issue any capital stock.

         SECTION 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. AASI has the requisite power and authority to execute and deliver this Agreement and, subject to the adoption and approval of this Agreement by its Shareholders, to consummate the transactions contemplated hereby. The

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execution, delivery and performance by AASI of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors and, except for the approval and adoption of this Agreement by its Shareholders, no other proceedings on the part of AASI are necessary to authorize the execution and delivery by AASI of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by AASI, and constitutes a legal, valid and binding agreement of AASI, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         SECTION 3.4 NON-CONTRAVENTION. AASI is not subject to or obligated under any operating agreement or contract provision, or under any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its execution and performance of this Agreement.

         SECTION 3.5 LITIGATION. There is no claim, suit, action or proceeding pending or, to the knowledge of AASI, threatened against or affecting AASI or any of its properties.

         SECTION 3.6 GOVERNMENT APPROVALS. Except the filing of the Articles of Dissolution by AASI in accordance with the laws of the State of South Carolina, no governmental consent, approval, hearing, filing, registration or other action, including the passage of time, is necessary to permit the transactions contemplated by this Agreement to occur and to be valid and binding upon AASI.

         SECTION 3.7 FINANCIAL STATEMENTS. AASI has previously provided the Corporation with audited balance sheets and statement of operations for AASI, as of and for the year ended December 31, 1997 ("Financial Statements"). The Financial Statements present fairly the financial position of AASI at the date indicated and the results of operations for the period specified and have been prepared on a consistent basis in accordance with generally accepted accounting principles. Since the respective dates as of which information is given in the Financial Statements, there has been no material adverse change in the condition, financial or otherwise, of AASI, or in the earnings, affairs or business prospects of AASI; there have been no material transactions entered into by AASI other than those in the ordinary course of business or except as disclosed by AASI to the Corporation; there have been no material contingent liabilities incurred by AASI; and there has been no dividend or distribution of any kind declared, paid or made by AASI with respect to its membership interests.

         SECTION 3.8 SHAREHOLDER AGREEMENTS. Except as disclosed to the Corporation by AASI, there are no agreements, arrangements or understandings concerning the voting of AASI's Shares, nor are there any agreements, arrangements or understandings concerning any transfer of control (whether voting or otherwise) of AASI's Shares.

         SECTION 3.9 TITLE TO ASSETS. AASI has good title to all its assets as identified on the Financial Statements, free and clear of all security interests, mortgage, deeds of trust, liens, claims or other encumbrances, except as disclosed on the Financial Statements or in the notes thereto.


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         SECTION 3.10 GOVERNMENTAL PERMITS. AASI has obtained and currently maintains in full force and effect all approvals, permits and other consents which it has been required to obtain from any federal, state or local government agency or body in connection with the ownership, development and use of its assets.

                                   ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE EXCHANGE

         SECTION 4.1 CONDUCT OF BUSINESS BY CORPORATION AND AASI PENDING THE EXCHANGE. Each of the Corporation and AASI covenants and agrees that, prior to the Effective Time, unless the other shall agree in writing or as otherwise contemplated by this Agreement:

         (a) It shall conduct its business only in the ordinary and usual course;

         (b) It shall not (i) amend its respective Certificate of Incorporation or By-Laws, or (ii) split, combine or reclassify its respective outstanding shares, or (iii) declare, set aside or pay any dividend payable in cash, stock or property with respect to its shares, except as contemplated by this Agreement; and

         (c) It shall not issue or agree to issue any additional shares or interests of, or rights of any kind to acquire any shares or interests of, its respective capital stock of any class.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.1 ACCESS AND INFORMATION. AASI and the Corporation shall each afford to the other and to the other's accountants, counsel, and other representatives full access during normal business hours from the date hereof through the Effective Time to all of its properties, books, contracts, commitments and records. In the event of the termination of this Agreement, each party will deliver to the other all documents, work papers and other material, and all copies thereof, obtained by such party from the other party as a result of this Agreement. All information contained in such documents will be held in confidence until such time as such information is otherwise publicly available.

         SECTION 5.2 SHAREHOLDERS' APPROVAL. AASI shall promptly call a meeting of its Shareholders for the purpose of voting upon this Agreement and all other actions contemplated hereby which require the approval of its Shareholders and on any other matter which its Board of Directors reasonably determines shall be submitted to the Shareholders.

         SECTION 5.3 BOARD OF DIRECTORS. Commencing on the date hereof and continuing through the Effective Time, the Board of Directors of the Corporation shall consist of Messrs. Karl F. Brown, David M. Furr and James T. Comer, III and Ms. Pamela K. Clement. The Corporation agrees to take all such corporate action that is necessary to cause the Board of Directors of the Corporation to consist of the members described above.

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         SECTION 5.4 EMPLOYMENT AGREEMENT. As of the Effective Time, the
Corporation shall assume the responsibilities and obligations of AASI under the employment agreement between Karl F. Brown and AASI, dated January 31, 1998.


         SECTION 5.5 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In the event at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Corporation shall be authorized to execute and deliver, in the name and on behalf of either AASI or the Corporation, all appropriate documents and take all such other necessary or desirable actions.

                                   ARTICLE VI

                                   CONDITIONS

         SECTION 6.1 CONDITIONS TO AASI'S OBLIGATION TO EFFECT THE EXCHANGE. The obligation of AASI to effect the Exchange shall be subject to the fulfillment of the following conditions at or prior to the Effective Time:

                  a. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Board of Directors and Shareholders of AASI;

                  b. No court of competent jurisdiction shall have issued any order, decree or injunction restraining or preventing the consummation of the Exchange; in the event such order, decree or injunction is issued, AASI and the Corporation shall each use its best efforts, and shall cooperate with the other, to have such order, decree or injunction dissolved;

                  c. All representations and warranties made by the Corporation herein shall be true and correct in all material respects as of the Closing (as defined in Section 9.2 below), with the same force and effect as if made at such time; and

                  d. The Corporation shall have complied in all material respects with its agreements and covenants contained herein.

         SECTION 6. CONDITIONS TO THE CORPORATION'S OBLIGATION TO EFFECT THE EXCHANGE. The obligation of the Corporation to effect the Exchange shall be subject to the fulfillment of the following conditions at or prior to the Effective Time:


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                  a. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Board of Directors of the Corporation;

                  b. No court of competent jurisdiction shall have issued any order, decree or injunction restraining or preventing the consummation of the Exchange; in the event such order, decree or injunction is issued, AASI and the Corporation shall each use its best efforts, and shall cooperate with the other, to have such order, decree or injunction dissolved;

                  c. All representations and warranties made by AASI herein shall be true and correct in all material respects as of the Closing (as defined in Section 9.2 below), with the same force and effect as if made at such time;

                  d. AASI shall have complied in all material respects with its agreements and covenants contained herein; and

                  e. From the date of this Agreement through the Closing, there shall be no change in the financial condition or operating results of AASI which materially adversely affects AASI, its assets, or the prospects for its future business operations.

                                   ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.1 INDEMNIFICATION. Subject to the provisions of this Article VII, the Corporation agrees to indemnify in respect of, and hold AASI harmless against, any and all damages, claims, deficiencies, losses, and expenses (collectively "Damages") resulting from (i) any material misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of the Corporation made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to AASI and waived in writing by AASI as of the Closing, and (ii) any Damages resulting from Claims asserted by third parties arising from, or directly or indirectly related to, the offer and sale by the Corporation of its securities. Subject to the provisions of this Article VII, AASI agrees to indemnify in respect of, and hold the Corporation harmless against, any and all Damages resulting from any material misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of AASI made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to the Corporation and waived in writing by the Corporation as of the Closing. The party claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party". Damages for which a claim or action may be asserted hereunder are hereinafter referred to as a "Loss".


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         SECTION 7.2 LIMITATION OF LIABILITY. Neither party shall be liable to the other party to this Agreement except to the extent that the aggregate amount of Losses for which they would otherwise (but for this provision) be liable under this Article VII exceeds in the aggregate the sum of $5,000 and then only to the extent of such excess.

         SECTION 7.3 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

                  a. In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, within sixty (60) days of such claim or demand being made, notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). The estimate of Loss contained in the Claim Notice shall not limit the amount of the Indemnifying Party's ultimate liability under the claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement within said sixty (60) day period. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (1) whether or not the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand is disputed, and (2) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not unreasonably prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross complaint against any person but in any such case at the sole cost and expense of the Indemnifying Party. No claim may be settled without the consent of the Indemnifying Party, unless such settlement includes the complete release of the Indemnifying Party.

                  b. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

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         If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         SECTION 7.4 PAYMENT OF CLAIM. Upon the determination of liability of AASI or the Corporation pursuant to this Article VII, as the case may be, after payment by the Indemnified Party of, or upon entry of final judgment or reaching of a settlement in respect of, an Indemnifiable Claim, or determination of a Loss to the Indemnified Party occasioned by the breach of a representation and warranty by the Indemnifying Party, and notice thereof to the Indemnifying Party, the Indemnifying Party shall within thirty (30) days after receipt of such notice pay to the Indemnified Party the amount of the payment, judgment, settlement or Loss, as the case may be.

         SECTION 7.5 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this Article VII are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  a. By mutual consent of the Board of Directors of the Corporation and the Board of Directors of AASI; or

                  b. By either the Corporation or AASI if the Closing has not occurred on or before December 31, 1998 due to no fault of the terminating party.

         SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall become void and there shall be no liability imposed by this Agreement on the part of either the Corporation or AASI; provided, however, that the confidentiality provisions contained in
Section 5.1 shall continue in full force and effect.

         SECTION 8.3 AMENDMENT. This Agreement may be amended by action taken by the Board of Directors of the Corporation and AASI at any time before or after approval hereof by their respective stockholders, but, after any such approval, no amendment shall be made which changes the number of the Corporation Shares which AASI Shareholders shall be entitled to receive, or which in any way adversely affects the rights of the Shareholders of AASI. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the Corporation and AASI, by action taken by their respective Board of Directors, may (1) extend the time for the performance of any of the obligations or other acts of the other party hereto, (2) in

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whole or in part, waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (3) in whole or in part, waive compliance with any of the agreements of the other party hereto or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered by the party which has granted such extension or waiver.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties contained herein or in any certificates or other documents delivered prior to or at the Effective Time shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Exchange or the termination of this Agreement; and thereafter neither the Corporation nor AASI nor any officer, director or employee thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         SECTION 9.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Corporation on the later of (i) the date on which the Corporation shareholders approve this Agreement, (ii) the date on which AASI Shareholders approve this Agreement, (iii) the business day on which the last of the conditions contained in Article VI is fulfilled or waived, or (iv) at such other date and place as the Corporation and AASI may agree. The date of the Closing is herein referred to as the "Closing Date." As soon as practicable after the Closing, the Articles of Dissolution for AASI shall be filed in accordance with South Carolina law.

         SECTION 9.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires. As used in this Agreement, the term "person" shall mean and include an individual, partnership, joint venture, limited liability company, corporation, trust or an unincorporated organization.

         SECTION 9.4 MISCELLANEOUS. This Agreement constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; are not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof; shall not be assigned by operation of law or otherwise; and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.


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         SECTION 9.5 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.6 BROKERS' AND INVESTMENT BANKERS' FEES. The Corporation and AASI each represent that no agent, broker, investment banker, or other firm or person is or will be entitled to any broker's or finder's fee, or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it.

         SECTION 9.7 PRESS RELEASES. The parties agree that each shall furnish the other, prior to its release, a copy of any publicity releases or press releases concerning the transactions described herein. Any party receiving a proposed publicity release or press release shall review the same and promptly furnish any comments concerning such publicity release or press release to the other party. No press release shall be issued by either party without the prior written consent of the other party.

         IN WITNESS WHEREOF, AASI and the Corporation have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

                                    AMERICAN AIRCARRIERS SUPPORT, INC.,


                                    By:
                                       --------------------------------------
                                    Karl F. Brown, President


                                    AMERICAN AIRCARRIERS SUPPORT,
                                    INCORPORATED


                                    By:
                                       --------------------------------------
                                    Karl F. Brown, President


         IN WITNESS WHEREOF, the undersigned have executed this Agreement below in their capacity as Shareholders of American Aircarriers Support, Inc.


                                    -----------------------------------------
                                    Karl F. Brown

                                    -----------------------------------------
                                    Herman O. Brown, Jr.


                                      -11-